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                                                                  Exhibit 99.(l)

                               PURCHASE AGREEMENT

     Lord Abbett Large-Cap Growth Fund, a business trust organized under the laws of the State of Delaware (the "Trust"), and Lord, Abbett & Co. ("LAC"), a general partnership organized under the laws of the State of New York, agree as follows:

     1.   OFFER AND PURCHASE.

     The Trust offers LAC and LAC purchases 10,000 shares, no par value per share (the "Shares"), of the Trust, at a price of $10 per share. LAC acknowledges receipt of the Shares and the Trust acknowledges receipt from LAC of $100,000 in full payment for the Shares.

     2.   REPRESENTATION BY LAC.

     LAC represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to resale or further distribution.

     3.   FILING OF CERTIFICATE OF TRUST.

     The Trust represents that a copy of its Certificate of Trust dated as of September 29, 1999, as amended from time to time, is on file with the Secretary of the State of Delaware.

     4.   DATES.

     This Agreement has been executed by the Trust and LAC as of December 14, 1999 and will become effective as of the date the Trust's Registration Statement on Form N-1A becomes effective.

                                  LORD ABBETT LARGE-CAP GROWTH FUND


                                  By:   /s/ Lawrence H. Kaplan
                                        ----------------------------------
                                        Lawrence H. Kaplan
                                        Assistant Secretary


                                  LORD, ABBETT & CO.


                                  By:   /s/ Paul A. Hilstad
                                        ----------------------------------
                                        Paul A. Hilstad
                                        General Counsel & Partner